Exhibit 99.1

BurgerFi to Participate in the Benchmark Company’s Upcoming Discovery One-on-One Investor Conference

FORT LAUDERDALE, FL, Nov.15, 2022 – BurgerFi International, Inc. (NASDAQ: BFI, BFIIW) (“BurgerFi”), owner of one of the nation’s leading fast-casual “better burger” dining concepts through the BurgerFi brand, and the high-quality, casual dining pizza brand under the name Anthony’s Coal Fired Pizza & Wings (“Anthony’s”), today announced it will be participating in the Benchmark Company’s 11th Annual Discovery One-on-One Investor Conference to be held Thursday, December 1st , 2022 at the New York Athletic Club in New York City.

BurgerFi is scheduled to participate in one-on-one meetings with institutional analysts and investors throughout the day.

The conference offers emerging growth and dynamic publicly traded companies access to institutional and individual investors in a unique one-on-one format.

To schedule a one-on-one meeting with BurgerFi, you may submit your request online via the link provided upon registration. To register for the conference, please visit https://www.benchmarkcompany.com/news-events/upcoming-events/the-11th-annual-discovery-one-on-one-investor-conference

About BurgerFi International (Nasdaq: BFI, BFIIW)
Established in 2011, BurgerFi is a leading multi-brand restaurant company that develops, markets, and acquires fast-casual and premium-casual dining restaurant concepts around the world, including corporate-owned stores and franchises. BurgerFi is among the nation’s fastest-growing better burger concepts with 117 BurgerFi restaurants (92 franchised and 25 corporate-owned). As of October 3, 2022, BurgerFi is the owner and franchisor of the two following brands with a combined 178 locations.

BurgerFi. BurgerFi is chef-founded and committed to serving fresh, all-natural and quality food at all locations, online and via first-party and third-party deliveries. BurgerFi uses 100% American Angus Beef with no steroids, antibiotics, growth hormones, chemicals or additives. BurgerFi’s menu also includes high quality wagyu beef, antibiotic and cage-free chicken offerings, fresh, hand-cut sides, and custard shakes and concretes. BurgerFi was named “Best Fast Casual Restaurant” in USA Today’s 10Best 2022 Readers Choice Awards for the second consecutive year, QSR Magazine's Breakout Brand of 2020, Fast Casual's 2021 #1 Brand of the Year and included in Inc. Magazine’s Fastest Growing Private Companies List. In 2021, Consumer Report’s Chain Reaction Report praised BurgerFi for serving “no antibiotic beef” across all its restaurants, and Consumer Reports awarded BurgerFi an “A-Grade Angus Beef” rating for the third consecutive year. To learn more about BurgerFi or to find a full list of locations, please visit www.burgerfi.com. Download the BurgerFi App on iOS or Android devices for rewards and 'Like' or follow @BurgerFi on Instagram, Facebook and Twitter. BurgerFi® is a Registered Trademark of BurgerFi IP, LLC, a wholly-owned subsidiary of BurgerFi.

Anthony’s. Anthony’s was acquired by BurgerFi on November 3, 2021 and is a premium pizza and wing brand that operates 61 corporate-owned casual restaurant locations, as of October 3, 2022. Known for serving fresh, never frozen and quality ingredients, Anthony’s is centered around a 900-degree coal fired oven with menu

Exhibit 99.1
offerings including “well-done” pizza, coal fired chicken wings, homemade meatballs, and a variety of handcrafted sandwiches and salads. Anthony’s was named “The Best Pizza Chain in America” by USA Today's Great American Bites and “Top 3 Best Major Pizza Chain” by Mashed in 2021. To learn more about Anthony’s, please visit www.acfp.com.

Investor Relations:
ICR
Michelle Michalski
IR-BFI@icrinc.com

Company Contact:
BurgerFi International Inc.
IR@burgerfi.com

Media Relations Contact:
rbb Communications
Ailys Toledo
Ailys.Toledo@rbbcommunications.com

Exhibit 99.1